Sabre announces strategic initiatives expected to increase addressable market and lower costs by 2024; reports solid 2019 results

Business highlights:
•Acquired Radixx and investing in low-cost carrier solutions to expand our service to the industry's fastest growing segment
•Announced plans to build full-service property management system with Accor, the Company's next enterprise hotelier customer
•Joined forces with Google Cloud to utilize emerging technology trends across data analytics, artificial intelligence, machine learning and the cloud
•$150 million incremental technology spend expected in 2020 to support strategic initiatives designed to complete transformation from transaction-based marketplace on mainframe infrastructure to cloud-based, customer-centric marketplace by 2024

Fourth quarter and full-year 2019 highlights:
•Revenue totaled $941.4 million in the fourth quarter and $3.975 billion for the full year
•Net income attributable to common stockholders totaled $10.1 million in the fourth quarter and $158.6 million for the full year
•Diluted net income attributable to common stockholders per share (EPS) totaled $0.04 in the fourth quarter and $0.57 for the full year
•Adjusted EPS totaled $0.16 in the fourth quarter and $1.01 for the full year

SOUTHLAKE, Texas – February 26, 2020– Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2019.

"Throughout 2017 and 2018, we built a strong technology foundation and an expert leadership team while enhancing collaboration across our business and successfully navigating a heavy customer renewal cycle. In 2019, we saw the commercial benefits with new business wins. We ended 2019 with a strong GDS share gain at Travel Network, solid Airline Solutions revenue growth and continued strong revenue growth at Hospitality Solutions. We also advanced our technology transformation activities and generated Free Cash Flow ahead of our guidance,” said Sean Menke, President and CEO.

“The travel ecosystem is continuing to shift as the needs of our airline, hotel and agency customers change. We must continue to evolve retailing, distribution and fulfillment of travel to help our customers drive revenue growth and increase traveler loyalty. We are working on ways to use data analytics, artificial intelligence, machine learning and the cloud to drive value for all players across the travel ecosystem. Our strategic initiatives are focused on creation and distribution of personalized offers including through NDC, increasing our footprint in low-cost carrier growth and innovation, building a full-service hotel property management system, and completing our technology transformation. We’ve already made bold moves aligning with these strategic initiatives, including our acquisition of Radixx, our continued desire to close the Farelogix acquisition and new collaboration plans with Accor. In addition, we are partnering with Google to facilitate our technology transformation and help unlock future revenue opportunities. There are 5 billion passengers boarded annually around the globe. Unlocking just one more dollar of value per passenger boarded potentially represents a $5 billion opportunity for the global travel industry.

In 2020, we expect to spend an incremental $150 million on technology to build an advanced travel marketplace that we expect will increase our addressable market and reduce costs. The 2020 financial outlook we are providing includes this incremental technology spend. We are also providing a target for long-term margin expansion.

As we kick off 2020, a global health crisis related to the Coronavirus (COVID-19) is impacting travel bookings, but more importantly, the lives of many around the world. The situation continues to evolve, and while we hope its impact will be short-term in nature, Coronavirus will have a material impact on our 2020 financial results. We have not incorporated its impact into our 2020 guidance at this point.”

Q4 2019 Financial Summary

Sabre consolidated fourth quarter revenue increased 1.9% to $941.4 million, compared to $923.9 million in the fourth quarter of 2018.

Operating income was $57.6 million, versus $121.0 million in the fourth quarter of 2018. The decline in operating income in the quarter was primarily due to increased technology expenses, an increase in acquisition-related costs and modest growth in Travel Network incentive expense per booking, partially offset by solid revenue growth. Technology expenses increased by $64.5 million in the quarter, primarily due to a shift in technology capitalization mix and corresponding decline in technology capitalized expenditures, which had no impact on the level of total technology spend or Free Cash Flow. This shift is driven by the execution of the Company's previously disclosed technology strategy, including its cloud migration, mainframe offload and utilization of agile development methods, which increases the expensed portion of its total technology spend.

Net income attributable to common stockholders totaled $10.1 million, versus $84.4 million in the fourth quarter of 2018. Diluted net income attributable to common stockholders per share (EPS) totaled $0.04, versus $0.30 in the fourth quarter of 2018. The decrease in net income attributable to common stockholders was largely driven by the items impacting operating income described above, as well as an increase in the tax rate.

Fourth quarter consolidated Adjusted EBITDA Less Capitalized Software Development, which reflects the Company's total capitalized and expensed technology spend, was $188.4 million, a 4.2% decrease from $196.8 million in the fourth quarter of 2018. This decrease was driven by modest growth in total technology spend and modest growth in Travel Network incentive expense per booking, partially offset by solid revenue growth.

Fourth quarter consolidated Adjusted Operating Income was $97.6 million, versus $157.9 million in the fourth quarter of 2018. The decline in Sabre's consolidated Adjusted Operating Income was primarily the result of increased technology operating expenses due to the increase in the expensed portion of total technology spend and modest growth in Travel Network incentive expense per booking, partially offset by revenue growth.

For the quarter, Sabre reported Adjusted Net Income from continuing operations per share (Adjusted EPS) of $0.16, versus $0.34 per share in the fourth quarter of 2018.

During the fourth quarter of 2019, Sabre returned $38.3 million to shareholders through its regular quarterly dividend.

Full-Year 2019 Financial Summary

For the full-year 2019, Sabre total consolidated revenue increased 2.8% to $3.975 billion, compared to $3.867 billion for the prior year.

Operating income was $363.4 million, versus $562.0 million in 2018. The decline in operating income was primarily due to increased technology expenses, as well as Travel Network incentive expense growth and acquisition-related costs, partially offset by solid revenue growth and a $31.8 million benefit related to the reversal of a previously accrued loss related to the US Airways legal matter. Technology expenses increased by $206.2 million during the year, primarily due to a shift in technology capitalization mix and corresponding decline in technology capitalized expenditures, which had no impact on the level of total technology spend or Free Cash Flow. This shift is driven by the execution of the Company's previously disclosed technology strategy, including its cloud migration, mainframe offload and utilization of agile development methods, which increases the expensed portion of its total technology spend.

Net income attributable to common stockholders totaled $158.6 million, versus $337.5 million in 2018. Diluted net income attributable to common shareholders per share (EPS) totaled $0.57, versus $1.22 in 2018. This decrease in net income attributable to common stockholders was driven by the items impacting operating income described above, as well as an increase in the tax rate.

Consolidated Adjusted EBITDA Less Capitalized Software Development, which reflects the Company's total capitalized and expensed technology spend, was $857.2 million, a 1.3% decrease from $868.8 million in 2018. This decrease was driven by modest growth in total technology spend and Travel Network incentive expense growth, partially offset by solid revenue growth.

Consolidated Adjusted Operating Income totaled $513.4 million, a 26.8% decrease from $701.4 million in 2018. The decrease in consolidated Adjusted Operating Income was primarily the result of increased technology operating expenses due to the increase in the expensed portion of total technology spend and Travel Network incentive expense growth, partially offset by solid revenue growth.

For the full-year 2019, Sabre reported Adjusted EPS of $1.01, versus $1.54 per share in 2018.

With regards to Sabre's full year 2019 cash flows (versus prior year):
•Cash provided by operating activities totaled $581.3 million (vs. $724.8 million)
•Cash used in investing activities totaled $243.0 million (vs. $275.3 million)
•Cash used in financing activities totaled $409.7 million (vs. $306.5 million)
•Free Cash Flow totaled $466.1 million (vs. $440.9 million)

For the full year, Sabre returned $231.1 million to shareholders, including $153.5 million through its regular quarterly dividend and the repurchase of 3.7 million shares for approximately $77.6 million in aggregate under its share repurchase authorization.

Financial Highlights

	Three Months Ended December 31,			Year Ended December 31,
(in thousands, except for EPS; unaudited):	2019	2018	% Change	2019	2018	% Change
Total Company:

Revenue	$941,422	$923,928	1.9	$3,974,988	$3,866,956	2.8
Operating Income	$57,637	$121,019	(52.4)	$363,417	$562,016	(35.3)
Net income attributable to common stockholders	$10,091	$84,400	(88.0)	$158,592	$337,531	(53.0)
Diluted net income attributable to common stockholders per share (EPS)	$0.04	$0.30	(86.7)	$0.57	$1.22	(53.3)
Adjusted Gross Profit*	$321,860	$365,366	(11.9)	$1,391,806	$1,521,408	(8.5)
Adjusted EBITDA*	$206,812	$267,545	(22.7)	$946,360	$1,124,390	(15.8)
Adjusted EBITDA Margin*	22.0%	29.0%		23.8%	29.1%
Adjusted EBITDA Less Capitalized Software Development*	$188,437	$196,750	(4.2)	$857,167	$868,812	(1.3)
Adjusted Operating Income*	$97,619	$157,877	(38.2)	$513,408	$701,432	(26.8)
Adjusted Net Income*	$43,997	$95,045	(53.7)	$279,215	$427,570	(34.7)
Adjusted EPS*	$0.16	$0.34	(52.9)	$1.01	$1.54	(34.4)
Cash provided by operating activities	$156,895	$188,604	(16.8)	$581,260	$724,797	(19.8)
Cash used in investing activities	$(134,544)	$(69,595)	93.3	$(243,026)	$(275,259)	(11.7)
Cash used in financing activities	$(58,297)	$(54,097)	7.8	$(409,721)	$(306,506)	33.7
Capitalized Expenditures	$23,042	$78,276	(70.6)	$115,166	$283,940	(59.4)
Free Cash Flow*	$133,853	$110,328	21.3	$466,094	$440,857	5.7
Net Debt (total debt, less cash)				$2,927,633	$2,922,590
Net Debt / LTM Adjusted EBITDA*				3.1x	2.6x

Travel Network:

Revenue	$673,059	$665,177	1.2	$2,882,662	$2,806,194	2.7
Transaction Revenue	$629,385	$622,555	1.1	$2,709,254	$2,634,571	2.8
Subscriber / Other Revenue	$43,674	$42,621	2.5	$173,408	$171,622	1.0
Operating Income	$136,860	$165,330	(17.2)	$646,794	$753,255	(14.1)
Adjusted Operating Income*	$136,931	$165,431	(17.2)	$648,838	$755,811	(14.2)
Total Bookings	128,333	126,774	1.2	566,308	558,274	1.4
Air Bookings	112,359	111,072	1.2	499,111	491,820	1.5
Lodging, Ground and Sea Bookings	15,974	15,702	1.7	67,197	66,454	1.1
Bookings Share	38.9%	37.1%		38.8%	37.5%

Airline Solutions:

Revenue	$207,550	$201,934	2.8	$840,338	$822,747	2.1
Operating Income	$17,700	$29,116	(39.2)	$80,428	$111,146	(27.6)
Adjusted Operating Income*	$17,700	$29,116	(39.2)	$80,428	$111,146	(27.6)
Passengers Boarded	187,171	184,143	1.6	741,107	752,548	(1.5)

Hospitality Solutions:

Revenue	$71,355	$66,726	6.9	$292,880	$273,079	7.3
Operating (Loss) Income	$(6,161)	$2,954	NM	$(21,632)	$12,881	NM
Adjusted Operating (Loss) Income*	$(6,161)	$2,954	NM	$(21,632)	$12,881	NM
Central Reservation System Transactions	26,106	22,436	16.4	108,482	88,655	22.4
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Network

Fourth quarter 2019 highlights (versus prior year):
•Travel Network revenue increased 1.2% to $673.1 million.
•Global air bookings share increased 180 basis points to 38.9%.
•Global bookings increased 1.2% in the quarter, stronger than the GDS industry. Global bookings growth was supported by an increase of 5.0% in North America, representing the Company's largest global footprint. Strong North American bookings growth offset a decline in international bookings. The GDS industry declined in the quarter due to challenging macroeconomic and geopolitical factors, channel shift driven by the legacy European carrier families and the insolvency of a large Indian carrier.
•Operating income totaled $136.9 million, versus $165.3 million in the fourth quarter of 2018, and operating income margin was 20.3%.
•The decline in operating income was primarily driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy and modest growth in incentive expense per booking, partially offset by revenue growth.

Full year 2019 highlights (versus prior year):
•Travel Network revenue increased 2.7% to $2.883 billion.
•Global air bookings share increased 130 basis points to 38.8%.
•Global bookings increased 1.4%, driven by 6.2% growth in North America, representing the Company's largest global footprint. Strong North American bookings growth offset a decline in international bookings. The GDS industry declined during the year due to challenging macroeconomic and geopolitical factors, channel shift driven by the legacy European carrier families and the insolvency of a large Indian carrier.
•Operating income totaled $646.8 million, versus $753.3 million in 2018, and operating income margin was 22.4%.
•The decline in operating income was primarily driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy and incentive expense growth, partially offset by revenue growth.

Airline Solutions

Fourth quarter 2019 highlights (versus prior year):
•Airline Solutions revenue increased 2.8% to $207.6 million, supported by 10.1% growth in AirVision and AirCentre commercial and operations revenue. SabreSonic reservation revenue declined 1.0% due to the previously disclosed impact of certain outside factors including the insolvency of Jet Airways and volume reductions at a certain carrier due to a 737 Max incident, as well as the de-migrations of Philippine Airlines and Bangkok Airlines, partially offset by the acquisition of Radixx and organic growth of the existing customer base. Excluding the carriers referenced above and the acquisition of Radixx, Airline Solutions revenue increased 7.2%.
•Airline passengers boarded increased 1.6% in the quarter. Excluding the carriers referenced above and the acquisition of Radixx, airline passengers boarded grew 4.1%.
•Operating income totaled $17.7 million, versus $29.1 million in the fourth quarter of 2018, and operating income margin was 8.5%.
•The decline in operating income was driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy, partially offset by revenue growth.

Full year 2019 highlights (versus prior year):
•Airline Solutions revenue increased 2.1% to $840.3 million, supported by 4.3% growth in AirVision and AirCentre commercial and operations revenue and 0.9% growth in SabreSonic reservation revenue. Revenue growth, which includes the benefit of the acquisition of Radixx in the fourth quarter, was partially offset by the previously disclosed impact of certain outside factors including the insolvency of Jet Airways and volume reductions at a certain carrier due to a 737 MAX incident, as well as the de-migrations of Pakistan International Airlines, Philippine Airlines and Bangkok Airlines. Excluding the carriers referenced above and the acquisition of Radixx, Airline Solutions revenue increased 7.7%.
•Airline passengers boarded declined 1.5%. Excluding the carriers referenced above and the acquisition of Radixx, airline passengers boarded grew 5.8%.
•Operating income totaled $80.4 million, versus $111.1 million in 2018, and operating income margin was 9.6%.
•The decline in operating income was driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy, partially offset by revenue growth.

Hospitality Solutions

Fourth quarter 2019 highlights (versus prior year):
•Hospitality Solutions revenue increased 6.9% to $71.4 million, primarily driven by growth in central reservation system transactions.
•Central reservation system transactions increased 16.4% to 26.1 million.
•Operating loss was $6.2 million, versus income of $3.0 million in the fourth quarter of 2018.
•The decline in operating income was primarily driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy and higher depreciation and amortization, partially offset by solid revenue growth.

Full year 2019 highlights (versus prior year):
•Hospitality Solutions revenue increased 7.3% to $292.9 million, primarily driven by growth in central reservation system transactions
•Central reservation system transactions increased 22.4% to 108.5 million.
•Operating loss was $21.6 million, versus income of $12.9 million in 2018.
•The decline in operating income was primarily driven by increased technology operating expenses due to the increase in the expensed portion of total technology spend (with a corresponding decrease in capitalized expenditures) driven by the Company's previously disclosed technology strategy and higher depreciation and amortization, partially offset by solid revenue growth.

Dividend

Sabre's Board of Directors declared a quarterly dividend of $0.14 per share, payable on March 30, 2020 to shareholders of record on March 20, 2020.

Business Outlook and Financial Guidance

With respect to the 2020 guidance below:
•Full-year Adjusted EBITDA guidance consists of (1) full-year expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $65 million; stock-based compensation expense of approximately $75 million; other costs including litigation, acquisition-related costs, other foreign non-income tax matters and foreign exchange gains and losses of $30 million; and the tax impact of the above adjustments of approximately $35 million, less (2) the impact of depreciation and amortization of property and equipment, amortization of capitalized implementation costs and amortization of upfront incentive consideration of approximately $390 million; interest expense, net of approximately $160 million; and provision for income taxes less tax impact of net income adjustments of approximately $45 million.
•Full-year Adjusted EPS guidance consists of (1) full-year expected net income attributable to common stockholders adjusted for the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $65 million; stock-based compensation expense of approximately $75 million; other costs including litigation, acquisition-related costs, other foreign non-income tax matters and foreign exchange gains and losses of $30 million; and the tax impact of the above adjustments of approximately $35 million, divided by (2) the projected weighted-average diluted common share count for the full year of approximately 277 million.
•Full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $395 million to $475 million less additions to property and equipment of $80 million to $120 million.

Full-Year 2020 Financial Guidance

"Today we announced our expected commitment of $150 million of additional technology spend in 2020 to support opportunistic investments and our previously disclosed technology transformation that we anticipate will increase our addressable market and reduce long-term costs. As we build an advanced travel marketplace, we will be supported by our partnership with Google and expect to unlock new revenue opportunities and lower costs in the future," said Doug Barnett, CFO. "This incremental technology spend will have a material impact on our financial results. However, upon completion of our technology transformation, we expect to realize a healthy Adjusted EBITDA margin of 26% or greater in 2024.

In 2020, we expect our core business to perform well and in line with previous expectations. However, the 2020 financial guidance we provide below includes $150 million in incremental cash technology spend to support our strategy. It is important to note that the global health crisis related to the Coronavirus and its impact on travel will materially impact our 2020 financial results. The full-year 2020 guidance below does not include any impact of the Coronavirus. We have provided our preliminary estimate of the first quarter 2020 impact below and continue to monitor this dynamic situation; however, we cannot reasonably estimate the full-year financial impact of the Coronavirus at this time."

Sabre's full-year 2020 guidance is summarized as follows:

	2020 Guidance Core Business Only	Incremental Technology Expenditures*	2020 Guidance Including Technology Expenditures and Excluding Coronavirus	2024 Expected Target	Estimated Coronavirus Impact in Q1 2020**

Revenue	Low-single digit growth	n/a	Low-single digit growth		($100M - $150M)

Adjusted EBITDA	Mid 20%s margin	(~$200M)	High teens margin	26%+ margin	($50M - $80M)

Adjusted EPS	$1.10 - $1.30	(~$0.60)	$0.50 - $0.70		($0.14 - $0.23)

Free Cash Flow	Approximately $485M	(~$150M)	Approximately $335M		($50M - $80M)
*~$50 million non-cash impact from capitalization mix shift.
**Preliminary and based on now-known information and on expectation that bookings do not recover in Q1 2020.

Conference Call

Sabre will conduct its fourth quarter and full-year 2019 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of its website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

Sabre routinely posts important information for investors on its Investor Relations section of its website, investors.sabre.com. The company intends to use this website as a means of disclosing material, non-public information and for complying with disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Sabre's website, in addition to following the company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, the Sabre website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that Sabre obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to

Sabre's ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. The company has not independently verified this third-party information nor has it ascertained the underlying economic assumptions relied upon in those sources, and cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted EBITDA Less Capitalized Software Development, Adjusted Net Income from continuing operations per share ("Adjusted EPS"), Free Cash Flow and the ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA, Adjusted EPS and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis because the impact and timing of such adjustments are inherently uncertain and difficult to predict and the forward guidance is unavailable without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance. In addition, we believe these reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “expect,” “future,” “hope,” “plan,” “commit,” "guidance," "outlook," “anticipate,” “will,” “incremental,” “preliminary,” "forecast," "continue," "strategy," "confidence," "momentum," "estimate," "objective," "project," "believe," “may,” “should,” “would,” “intend," “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency or suspension of service or aircraft groundings, the duration and effects of the Coronavirus, the timing, implementation and effects of the technology investment and other strategic initiatives, the completion and effects of travel platforms, travel suppliers' usage of alternative distribution models, exposure to pricing pressure in the Travel Network business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security breaches, failure to adapt to technological advancements, competition in the travel distribution market and solutions markets, implementation of software solutions, reliance on third parties to provide information technology services and the effects of these services, the finalization of an agreement to implement a full-service property management system, the execution, implementation and effects of new or renewed agreements, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, our ability to recruit, train and retain employees, including our key executive officers and technical employees, the financial and business results and effects of acquisitions, including related costs, and, as applicable, the closing and integration of these acquisitions, the effects of any litigation and regulatory reviews and investigations, including with respect to proposed and completed acquisitions, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on the value of our brands, failure to comply with regulations, use of third-party distributor partners, the effects of the implementation of new accounting standards, and tax-related matters, including the effects of the Tax Cuts and Jobs Act. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Quarterly Report on Form 10-Q filed with the SEC on October 31, 2019 and our Annual Report on Form 10-K filed with the SEC on February 15, 2019 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Kristin Hays	Kevin Crissey
kristin.hays@sabre.com	kevin.crissey@sabre.com
sabrenews@sabre.com	sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$941,422	$923,928	$3,974,988	$3,866,956
Cost of revenue	733,231	673,430	3,035,003	2,791,414
Selling, general and administrative	150,554	129,479	576,568	513,526
Operating income	57,637	121,019	363,417	562,016
Other (expense) income:
Interest expense, net	(39,027)	(40,208)	(156,391)	(157,017)
Loss on extinguishment of debt	—	—	—	(633)
Joint venture equity income	71	101	2,044	2,556
Other, net	(3,314)	2,237	(9,432)	(8,509)
Total other expenses, net	(42,270)	(37,870)	(163,779)	(163,603)
Income from continuing operations before income taxes	15,367	83,149	199,638	398,413
Provision for income taxes	3,543	(3,879)	35,326	57,492
Income from continuing operations	11,824	87,028	164,312	340,921
(Loss) income from discontinued operations, net of tax	(1,068)	(1,478)	(1,766)	1,739
Net income	10,756	85,550	162,546	342,660
Net income attributable to noncontrolling interests	665	1,150	3,954	5,129
Net income attributable to common stockholders	$10,091	$84,400	$158,592	$337,531

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.04	$0.31	$0.58	$1.22
(Loss) income from discontinued operations	—	(0.01)	(0.01)	0.01
Net income per common share	$0.04	$0.31	$0.57	$1.23
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.04	$0.31	$0.58	$1.21
(Loss) income from discontinued operations	—	(0.01)	(0.01)	0.01
Net income per common share	$0.04	$0.30	$0.57	$1.22
Weighted-average common shares outstanding:
Basic	273,699	275,322	274,168	275,235
Diluted	276,222	277,881	276,217	277,518

Dividends per common share	$0.14	$0.14	$0.56	$0.56

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$436,176	$509,265
Accounts receivable, net	546,533	508,122
Prepaid expenses and other current assets	139,211	170,243
Total current assets	1,121,920	1,187,630
Property and equipment, net	641,722	790,372
Investments in joint ventures	27,494	27,769
Goodwill	2,633,251	2,552,369
Acquired customer relationships, net	311,015	323,731
Other intangible assets, net	262,638	289,517
Deferred income taxes	21,812	24,322
Other assets, net	670,105	610,671
Total assets	$5,689,957	$5,806,381

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$187,187	$165,227
Accrued compensation and related benefits	94,368	112,866
Accrued subscriber incentives	316,254	301,530
Deferred revenues	84,661	80,902
Other accrued liabilities	189,548	185,178
Current portion of debt	81,614	68,435
Tax Receivable Agreement	71,911	104,257
Total current liabilities	1,025,543	1,018,395
Deferred income taxes	107,402	135,753
Other noncurrent liabilities	347,522	340,495
Long-term debt	3,261,821	3,337,467
Stockholders’ equity
Common stock: $0.01 par value; 450,000 authorized shares; 294,319 and 291,664 shares issued, 273,733 and 275,352 shares outstanding at December 31, 2019 and 2018, respectively	2,943	2,917
Additional paid-in capital	2,317,544	2,243,419
Treasury stock, at cost, 20,587 and 16,312 shares at December 31, 2019 and 2018, respectively	(468,618)	(377,980)
Retained deficit	(763,482)	(768,566)
Accumulated other comprehensive loss	(149,306)	(132,724)
Noncontrolling interest	8,588	7,205
Total stockholders’ equity	947,669	974,271
Total liabilities and stockholders’ equity	$5,689,957	$5,806,381

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
Operating Activities
Net income	$162,546	$342,660
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	414,621	413,344
Amortization of upfront incentive consideration	82,935	77,622
Stock-based compensation expense	66,885	57,263
Deferred income taxes	(22,925)	43,099
Allowance for doubtful accounts	20,563	7,749
Amortization of debt issuance costs	3,972	3,981
Joint venture equity income	(2,044)	(2,556)
Loss (income) from discontinued operations	1,766	(1,739)
Dividends received from joint venture investments	1,352	1,411
Tax Receivable Agreement	—	4,852
Debt modification costs	—	1,558
Loss on extinguishment of debt	—	633
Other	2,777	(2,349)
Changes in operating assets and liabilities:
Accounts and other receivables	(33,911)	(45,586)
Prepaid expenses and other current assets	1,145	14,362
Capitalized implementation costs	(28,588)	(39,168)
Upfront incentive consideration	(71,447)	(88,735)
Other assets	38,795	(29,607)
Accounts payable and other accrued liabilities	(27,232)	(27,080)
Accrued compensation and related benefits	(17,469)	(15,044)
Deferred revenue including upfront solution fees	(12,481)	8,127
Cash provided by operating activities	581,260	724,797
Investing Activities
Additions to property and equipment	(115,166)	(283,940)
Acquisitions, net of cash acquired	(107,462)	—
Other investing activities	(20,398)	8,681
Cash used in investing activities	(243,026)	(275,259)
Financing Activities
Cash dividends paid to common stockholders	(153,508)	(154,080)
Payments on borrowings from lenders	(106,560)	(47,310)
Payments on Tax Receivable Agreement	(101,482)	(58,908)
Repurchase of common stock	(77,636)	(26,281)
Proceeds of borrowings from lenders	45,000	—
Net (payments) receipts on the settlement of equity-based awards	(5,736)	2,040
Debt issuance and modification costs	—	(1,567)
Other financing activities	(9,799)	(20,400)
Cash used in financing activities	(409,721)	(306,506)
Cash Flows from Discontinued Operations
Cash used in operating activities	(2,383)	(1,895)
Cash used in discontinued operations	(2,383)	(1,895)
Effect of exchange rate changes on cash and cash equivalents	781	6,747
(Decrease) increase in cash and cash equivalents	(73,089)	147,884
Cash and cash equivalents at beginning of period	509,265	361,381
Cash and cash equivalents at end of period	$436,176	$509,265
Cash payments for income taxes	$55,137	$57,629
Cash payments for interest	$157,648	$156,041
Capitalized interest	$5,085	$8,823
Non-cash additions to property and equipment	$33,136	$—

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income from continuing operations ("Adjusted Net Income"), Adjusted EBITDA, Adjusted EBITDA Less Capitalized Software Development, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, impairment and related charges, the cost of revenue portion of depreciation and amortization, restructuring and other costs, amortization of upfront incentive consideration, and stock-based compensation included in cost of revenue.

We define Adjusted Operating Income (Loss) as operating income (loss) adjusted for joint venture equity income, impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net Income as net income attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, impairment and related charges, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and the provision for income taxes.

We define Adjusted EBITDA Less Capitalized Software Development as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, the remaining provision for income taxes, and capitalized software development.

We define Adjusted EPS as Adjusted Net Income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

We define adjusted net income from continuing operations per share as adjusted net income divided by diluted weighted average shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Less Capitalized Software Development and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Less Capitalized Software Development, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Less Capitalized Software Development do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA and Adjusted EBITDA Less Capitalized Software Development do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA and Adjusted EBITDA Less Capitalized Software Development do not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income (Loss), Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Less Capitalized Software Development, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA, Adjusted Operating Income and Last Twelve Months' (LTM) Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$10,091	$84,400	$158,592	$337,531
Loss (income) from discontinued operations, net of tax	1,068	1,478	1,766	(1,739)
Net income attributable to noncontrolling interests(1)	665	1,150	3,954	5,129
Income from continuing operations	11,824	87,028	164,312	340,921
Adjustments:
Acquisition-related amortization(2a)	16,633	16,423	64,604	68,008
Loss on extinguishment of debt	—	—	—	633
Other, net(4)	3,314	(2,237)	9,432	8,509
Acquisition-related costs(5)	10,700	3,266	41,037	3,266
Litigation costs, net(6)	(3,224)	1,250	(24,579)	8,323
Stock-based compensation	15,802	15,818	66,885	57,263
Tax impact of net income adjustments(7)	(11,052)	(26,503)	(42,476)	(59,353)
Adjusted Net Income from continuing operations	$43,997	$95,045	$279,215	$427,570
Adjusted Net Income from continuing operations per share	$0.16	$0.34	$1.01	$1.54
Diluted weighted-average common shares outstanding	276,222	277,881	276,217	277,518

Adjusted Net Income from continuing operations	$43,997	$95,045	$279,215	$427,570
Adjustments:
Depreciation and amortization of property and equipment(2b)	77,956	77,963	310,573	303,612
Amortization of capitalized implementation costs(2c)	8,127	11,407	39,444	41,724
Amortization of upfront incentive consideration(3)	23,110	20,298	82,935	77,622
Interest expense, net	39,027	40,208	156,391	157,017
Remaining provision for income taxes	14,595	22,624	77,802	116,845
Adjusted EBITDA	206,812	267,545	946,360	1,124,390
Less:
Depreciation and amortization(2)	102,716	105,793	414,621	413,344
Amortization of upfront incentive consideration(3)	23,110	20,298	82,935	77,622
Acquisition-related amortization(2a)	(16,633)	(16,423)	(64,604)	(68,008)
Adjusted Operating Income	$97,619	$157,877	$513,408	$701,432

Adjusted EBITDA margin	22.0%	29.0%	23.8%	29.1%

Net Debt (total debt, less cash)			$2,927,633	$2,922,590
Net Debt / LTM Adjusted EBITDA			3.1x	2.6x

Reconciliation of net income attributable to common stockholders to Adjusted Net Income, Adjusted EBITDA and Adjusted EBITDA Less Capitalized Software Development:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$10,091	$84,400	$158,592	$337,531
Loss (income) from discontinued operations, net of tax	1,068	1,478	1,766	(1,739)
Net income attributable to noncontrolling interests(1)	665	1,150	3,954	5,129
Income from continuing operations	11,824	87,028	164,312	340,921
Adjustments:
Acquisition-related amortization(2a)	16,633	16,423	64,604	68,008
Loss on extinguishment of debt	—	—	—	633
Other, net(4)	3,314	(2,237)	9,432	8,509
Acquisition-related costs(5)	10,700	3,266	41,037	3,266
Litigation costs, net(6)	(3,224)	1,250	(24,579)	8,323
Stock-based compensation	15,802	15,818	66,885	57,263
Tax impact of net income adjustments(7)	(11,052)	(26,503)	(42,476)	(59,353)
Adjusted Net Income from continuing operations	$43,997	$95,045	$279,215	$427,570
Adjusted Net Income from continuing operations per share	$0.16	$0.34	$1.01	$1.54
Diluted weighted-average common shares outstanding	276,222	277,881	276,217	277,518

Adjusted Net Income from continuing operations	$43,997	$95,045	$279,215	$427,570
Adjustments:
Depreciation and amortization of property and equipment(2b)	77,956	77,963	310,573	303,612
Amortization of capitalized implementation costs(2c)	8,127	11,407	39,444	41,724
Amortization of upfront incentive consideration(3)	23,110	20,298	82,935	77,622
Interest expense, net	39,027	40,208	156,391	157,017
Remaining provision for income taxes	14,595	22,624	77,802	116,845
Adjusted EBITDA	206,812	267,545	946,360	1,124,390
Less:
Capitalized Software Development	18,375	70,795	89,193	255,578
Adjusted EBITDA Less Capitalized Software Development	$188,437	$196,750	$857,167	$868,812

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash provided by operating activities	$156,895	$188,604	$581,260	$724,797
Cash used in investing activities	(134,544)	(69,595)	(243,026)	(275,259)
Cash used in financing activities	(58,297)	(54,097)	(409,721)	(306,506)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash provided by operating activities	$156,895	$188,604	$581,260	$724,797
Additions to property and equipment	(23,042)	(78,276)	(115,166)	(283,940)
Free Cash Flow	$133,853	$110,328	$466,094	$440,857

Reconciliation of operating income (loss) to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating Income (Loss) by business segment:

	Three Months Ended December 31, 2019
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$136,860	$17,700	$(6,161)	$(90,762)	$57,637
Add back:
Selling, general and administrative	46,685	21,935	9,594	72,340	150,554
Cost of revenue adjustments:
Depreciation and amortization(2)	26,068	39,840	11,781	6,425	84,114
Amortization of upfront incentive consideration(3)	23,110	—	—	—	23,110
Stock-based compensation	—	—	—	6,445	6,445
Adjusted Gross Profit	232,723	79,475	15,214	(5,552)	321,860
Selling, general and administrative	(46,685)	(21,935)	(9,594)	(72,340)	(150,554)
Joint venture equity income	71	—	—	—	71
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,222	2,618	1,349	11,413	18,602
Acquisition-related costs(5)	—	—	—	10,700	10,700
Litigation costs, net(6)	—	—	—	(3,224)	(3,224)
Stock-based compensation	—	—	—	9,357	9,357
Adjusted EBITDA	189,331	60,158	6,969	(49,646)	206,812
Less:
Depreciation and amortization(2)	29,290	42,458	13,130	17,838	102,716
Amortization of upfront incentive consideration(3)	23,110	—	—	—	23,110
Acquisition-related amortization(2a)	—	—	—	(16,633)	(16,633)
Adjusted Operating Income (Loss)	$136,931	$17,700	$(6,161)	$(50,851)	$97,619

Operating income margin	20.3%	8.5%	NM	NM	6.1%
Adjusted operating income margin	20.3%	8.5%	NM	NM	10.4%

	Three Months Ended December 31, 2018
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$165,330	$29,116	$2,954	$(76,381)	$121,019
Add back:
Selling, general and administrative	42,694	18,181	8,323	60,281	129,479
Cost of revenue adjustments:
Depreciation and amortization(2)	27,371	43,332	10,091	6,369	87,163
Amortization of upfront incentive consideration(3)	20,298	—	—	—	20,298
Stock-based compensation	—	—	—	7,407	7,407
Adjusted Gross Profit	255,693	90,629	21,368	(2,324)	365,366
Selling, general and administrative	(42,694)	(18,181)	(8,323)	(60,281)	(129,479)
Joint venture equity income	101	—	—	—	101
Selling, general and administrative adjustments:
Depreciation and amortization(2)	2,940	3,500	949	11,241	18,630
Acquisition-related costs(5)	—	—	—	3,266	3,266
Litigation costs, net(6)	—	—	—	1,250	1,250
Stock-based compensation	—	—	—	8,411	8,411
Adjusted EBITDA	216,040	75,948	13,994	(38,437)	267,545
Less:
Depreciation and amortization(2)	30,311	46,832	11,040	17,610	105,793
Amortization of upfront incentive consideration(3)	20,298	—	—	—	20,298
Acquisition-related amortization(2a)	—	—	—	(16,423)	(16,423)
Adjusted Operating Income (Loss)	$165,431	$29,116	$2,954	$(39,624)	$157,877

Operating income margin	24.9%	14.4%	4.4%	NM	13.1%
Adjusted operating income margin	24.9%	14.4%	4.4%	NM	17.1%

	Year Ended December 31, 2019
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$646,794	$80,428	$(21,632)	$(342,173)	$363,417
Add back:
Selling, general and administrative	178,664	85,801	38,597	273,506	576,568
Cost of revenue adjustments:
Depreciation and amortization(2)	108,302	160,381	47,877	24,329	340,889
Amortization of upfront incentive consideration(3)	82,935	—	—	—	82,935
Stock-based compensation	—	—	—	27,997	27,997
Adjusted Gross Profit	1,016,695	326,610	64,842	(16,341)	1,391,806
Selling, general and administrative	(178,664)	(85,801)	(38,597)	(273,506)	(576,568)
Joint venture equity income	2,044	—	—	—	2,044
Selling, general and administrative adjustments:
Depreciation and amortization(2)	12,781	10,633	5,221	45,097	73,732
Acquisition-related costs(5)	—	—	—	41,037	41,037
Litigation costs, net(6)	—	—	—	(24,579)	(24,579)
Stock-based compensation	—	—	—	38,888	38,888
Adjusted EBITDA	852,856	251,442	31,466	(189,404)	946,360
Less:
Depreciation and amortization(2)	121,083	171,014	53,098	69,426	414,621
Amortization of upfront incentive consideration(3)	82,935	—	—	—	82,935
Acquisition-related amortization(2a)	—	—	—	(64,604)	(64,604)
Adjusted Operating Income (Loss)	$648,838	$80,428	$(21,632)	$(194,226)	$513,408

Operating income margin	22.4%	9.6%	NM	NM	9.1%
Adjusted operating income margin	22.5%	9.6%	NM	NM	12.9%

	Year Ended December 31, 2018
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$753,255	$111,146	$12,881	$(315,266)	$562,016
Add back:
Selling, general and administrative	160,298	73,675	33,626	245,927	513,526
Cost of revenue adjustments:
Depreciation and amortization(2)	106,877	170,258	36,826	27,692	341,653
Amortization of upfront incentive consideration(3)	77,622	—	—	—	77,622
Stock-based compensation	—	—	—	26,591	26,591
Adjusted Gross Profit	1,098,052	355,079	83,333	(15,056)	1,521,408
Selling, general and administrative	(160,298)	(73,675)	(33,626)	(245,927)	(513,526)
Joint venture equity income	2,556	—	—	—	2,556
Selling, general and administrative adjustments:
Depreciation and amortization(2)	11,399	12,173	3,117	45,002	71,691
Acquisition-related costs(5)	—	—	—	3,266	3,266
Litigation costs, net(6)	—	—	—	8,323	8,323
Stock-based compensation	—	—	—	30,672	30,672
Adjusted EBITDA	951,709	293,577	52,824	(173,720)	1,124,390
Less:
Depreciation and amortization(2)	118,276	182,431	39,943	72,694	413,344
Amortization of upfront incentive consideration(3)	77,622	—	—	—	77,622
Acquisition-related amortization(2a)	—	—	—	(68,008)	(68,008)
Adjusted Operating Income (Loss)	$755,811	$111,146	$12,881	$(178,406)	$701,432

Operating income margin	26.8%	13.5%	4.7%	NM	14.5%
Adjusted operating income margin	26.9%	13.5%	4.7%	NM	18.1%

Non-GAAP Footnotes

(1)Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% and Sabre Seyahat Dagitim Sistemleri A.S. of 40% for all periods presented, (ii) Sabre Travel Network Lanka (Pte) Ltd of 40% beginning in July 2015, and (iii) Sabre Bulgaria of 40% beginning in November 2017.
(2)Depreciation and amortization expenses:
a.Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in the net assets of SAPPL prior to its acquisition on July 1, 2015.
b.Depreciation and amortization of property and equipment includes software developed for internal use, as well as amortization of contract acquisition costs.
c.Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.
(3)Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to ten years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided up front. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.
(4)In 2019, Other, net, primarily, includes foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency. In 2018, we recorded an expense of $5 million related to our liability under the Tax Receivable Agreement ("TRA") and an offsetting gain of $8 million on the sale of an investment.
(5)Acquisition-related costs represent fees and expenses incurred associated with the 2018 agreement to acquire Farelogix, which is anticipated to close in 2020 as well as costs related to the acquisition of Radixx in 2019.

(6)Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters. In 2019, we recorded the reversal of our previously accrued loss related to the US Airways legal mater for $32 million. In 2018, we recorded non-income tax expense of $4 million for tax, penalties and interest associated with certain non-income tax claims for historical periods regarding permanent establishment in a foreign jurisdiction.
(7)The tax impact on net income adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions and other items. In 2018, the tax impact on net income adjustments includes a benefit of $27 million related to the provisional impact for deferred taxes and foreign tax effects recorded for the enactment of the TCJA in 2017.